Exhibit 99.1


Media contact:                               Charles Keller
                                             612-678-7786
                                             charles.r.keller@ampf.com
 Stockholder Contact:
                                             Chris Moran
                                             617-218-3864
                                             christopher.m.moran@ampf.com

                TRI-CONTINENTAL CORPORATION (NYSE: TY) ANNOUNCES
                   EXPIRATION AND RESULTS OF CASH TENDER OFFER

NEW YORK, NY, February 11, 2009 -- Tri-Continental Corporation (the "Corporation") (NYSE: TY) today announced the expiration and results of its cash tender offer to repurchase up to 9,893,955 of its shares of common stock, representing approximately 12.5% of its issued and outstanding shares (the "Cash Offer"). The Cash Offer expired at 5:00 p.m., Eastern time, on Wednesday, February 11, 2009 (the "Expiration Date"). Because less than 12.5% of the issued and outstanding common stock of the Corporation was tendered through the Expiration Date, all properly tendered shares will be accepted for purchase. The purchase price per share will be equal to 99.25% of the net asset value per share of the Corporation's common stock as of the close of the regular trading session of the New York Stock Exchange on February 12, 2009.

As stated in the Cash Offer materials, SEC rules required the Corporation to suspend repurchases of common stock during the Cash Offer period and will continue to require suspension for the ten business days thereafter. Accordingly, restrictions on the ability of the Corporation to repurchase its common stock will continue to apply through February 26, 2009 (the "Final Suspension Date"). Through and including the Final Suspension Date, the
Corporation cannot accept, and will not process, any requests to effect repurchases of common stock received from stockholders who hold common stock through accounts at Seligman Data Corp. ("SDC"), the Corporation's current stockholder service agent, including any systematic repurchases of common stock typically processed through the Corporation's Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

After the Final Suspension Date, the Corporation will re-commence accepting requests to effect repurchases of common stock from stockholders who hold common stock through accounts at SDC. Any such stockholder's request to effect repurchases of common stock received by the Corporation before February 23, 2009 will be returned to the stockholder. Requests received by SDC on or after February 23, 2009 will be held by SDC and deemed received on February 27, 2009, which is the first business day that the Corporation can repurchase common stock after the Final Suspension Date. For stockholders holding common stock through an individual retirement account (IRA) at SDC that seek to make, under the Internal Revenue Code, a "required minimum distribution" through the
Corporation's   Automatic  Cash   Withdrawal  Plan  (also  known  as

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Systematic  Withdrawal Plan) on or before the Final Suspension Date, SDC intends to process required minimum distribution requests on February 27, 2009. Additionally, non-IRA systematic repurchases of common stock through the Corporation's Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan), typically made annually on February 2nd and 16th, will be made on February 27, 2009.

Stockholders who hold the Corporation's common stock through an account held at SDC and wish to sell common stock on or before the Final Suspension Date must transfer the common stock that they wish to sell to a brokerage account. Stockholders may be charged a fee by the broker to open an account, as well as account maintenance fees, and transaction costs or fees (e.g., brokerage commissions) associated with any sale of common stock through the broker. For information on transferring common stock to a brokerage account, contact Georgeson Inc. (the Corporation's Information Agent) by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Corporation or a prospectus, circular or representation intended for use in the purchase or sale of Corporation shares.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

There is no guarantee that the Corporation's investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED                   MAY LOSE VALUE              NO BANK GUARANTEE
NOT A DEPOSIT                      NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY